As filed with the Securities and Exchange Commission on November 5, 2007
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

BURGER KING HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	75-3095469
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

5505 Blue Lagoon Drive
Miami, Florida 33126
(305) 378-3000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of
Registrant’s Principal Executive Offices)

ANNE CHWAT
General Counsel
Burger King Holdings, Inc.
5505 Blue Lagoon Drive
Miami, Florida 33126
(305) 378-3000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
of Agent For Service)

Copies to:

KARA L. MACCULLOUGH, ESQ.
Holland & Knight
701 Brickell Avenue, Suite 3000
Miami, FL 33131
(305) 374-8500

Approximate date of commencement of proposed sale to the public:  From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(c) under the Securities Act, check the following box. ☑

If this Form is a post-effective amendment to a registration statement filed pursuant to General Information I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class	Amount to be	Offering Price	Aggregate Offering	Amount of
of Securities To Be Registered	Registered	Per Unit(1)	Price(1)	Registration Fee(1)
Common Stock, par value $0.01 per share	26,450,000 shares	$26.94	$712,563,000	$21,876

(1)	Pursuant to Rule 457(c) under the Securities Act of 1933, the proposed maximum aggregate offering price and the registration fee are based upon the average of the high and low prices per share of the Registrant’s Common Stock reported on the New York Stock Exchange on November 2, 2007.

PROSPECTUS

26,450,000 Shares of Common Stock

Burger King Holdings, Inc.

This prospectus relates to 26,450,000 shares of common stock, par value $0.01 per share, of Burger King Holdings, Inc. All of the shares being offered hereby will be sold by or for the benefit of the selling stockholders identified on page 5 of this prospectus. We will not receive any proceeds from the sale of the shares.

The selling stockholders may offer and sell the shares from time to time, in public or private transactions, through underwriters, dealers or agents or directly to one or more purchasers in fixed price offerings, in negotiated transactions, at market prices prevailing at the time of sale or at prices related to market prices. See “Plan of Distribution” starting on page 8 of this prospectus for more information.

Our common stock is listed on the New York Stock Exchange under the symbol “BKC.” On November 2, 2007, the closing price of our common stock as reported on the NYSE Consolidated Tape was $27.73 per share.

This prospectus describes the general manner in which the shares of our common stock may be offered or sold by the selling stockholders. If necessary, the specific manner in which shares of our common stock may be offered and sold will be described in a prospectus supplement.

Investing in our common stock involves risks.  You should carefully consider the risks described under the “Risk Factors” section of our filings with the Securities and Exchange Commission (“SEC”) and any applicable prospectus supplement.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

November 5, 2007

You should rely only on the information contained in, or incorporated by reference into, this prospectus and any prospectus supplements. We have not authorized anyone to provide you with information that is different. This prospectus is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful. You should not assume that the information we have included in this prospectus or any prospectus supplement is accurate as of any date other than the date of this prospectus or any prospectus supplement or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference regardless of the time of delivery of this prospectus, a prospectus supplement or of any shares of our common stock.

No dealer, sales person or other person is authorized to give any information or to represent anything not contained in this prospectus or any prospectus supplement. You must not rely on any unauthorized information or representations. This prospectus and any prospectus supplement are an offer to sell only the securities specifically offered by it, but only under circumstances and in jurisdictions where it is lawful to do so.

i

PROSPECTUS SUMMARY

This summary highlights material information found in greater detail elsewhere in this prospectus or the documents incorporated by reference herein. Before deciding to invest in our common stock, you should carefully read this entire prospectus, including the matters discussed under the “Risk Factors,” section included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2007 filed with the SEC on September 7, 2007, and in other documents that we subsequently file with the SEC. References to fiscal 2008, fiscal 2007, fiscal 2006 and fiscal 2005 in this prospectus are to our fiscal year ending June 30, 2008, and to the fiscal years ended June 30, 2007, June 30, 2006 and June 30, 2005, respectively. As used in this prospectus, all references to “Burger King,” “we,” “our,” “ours,” “us” and the “Company” refer to Burger King Holdings, Inc. and its consolidated subsidiaries. As used in this prospectus, all references to “Sponsors” refer to TPG Capital, Bain Capital Partners and the Goldman Sachs Funds. All of the selling stockholders are private equity funds controlled by the Sponsors.

Our Company

We are the world’s second largest fast food hamburger restaurant, or FFHR, chain as measured by the total number of restaurants and sales system-wide. Our restaurant system includes restaurants owned by the Company and by franchisees. As of September 30, 2007, we owned or franchised a total of 11,290 restaurants in 69 countries and U.S. territories, of which 1,289 restaurants were Company-owned and 10,001 were owned by our franchisees. Of these restaurants, 7,168 or 63% were located in the United States and 4,122 or 37% were located in our international markets. Our restaurants feature flame-broiled hamburgers, chicken and other specialty sandwiches, french fries, soft drinks and other reasonably-priced food items. During our more than 50 years of operating history, we have developed a scalable and cost-efficient quick-service hamburger restaurant model that offers guests fast food at modest prices.

We generate revenues from three sources: sales at Company-owned restaurants; royalties and franchise fees paid to us by our franchisees; and property income from certain restaurants that we lease or sublease to franchisees. Approximately 90% of our restaurants are franchised and we have a higher percentage of franchise restaurants to Company-owned restaurants than our major competitors in the FFHR category. We believe that this restaurant ownership mix provides us with a strategic advantage because the capital required to grow and maintain the BURGER KING® system is funded primarily by franchisees, while still giving us a sizeable base of Company-owned restaurants to demonstrate credibility with franchisees in launching new initiatives. As a result of the high percentage of franchise restaurants in our system, we have lower capital requirements compared to our major competitors.

Recent Developments

On November 5, 2007, we announced our financial results for the first quarter of fiscal 2008. These financial results included the following:

•	Fifteen consecutive quarters of positive worldwide comparable sales growth, our best comparable sales growth trend in more than a decade, including comparable sales growth of 5.9% for the first quarter of fiscal 2008;

•	Fourteen consecutive quarters of positive comparable sales growth in the United States and Canada, including comparable sales growth of 6.6% for the first quarter of fiscal 2008;

•	All-time high average restaurant sales of $1.22 million for the trailing 12-months ended September 30, 2007;

•	Net income up 23% to $49 million and diluted earnings per share up 17% to $0.35 per share for the first quarter of fiscal 2008 compared to the same period in the prior year;

•	Continued acceleration of worldwide restaurant growth with an increase in net restaurant count of 146 units during the 12-months ended September 30, 2007;

•	Further reduction in debt of $25 million since June 30, 2007 to $846 million as of September 30, 2007; and

•	Payment of our third quarterly cash dividend as a public company of $0.0625 per share.

Corporate Information

The Company is a Delaware corporation formed on July 23, 2002. Our global headquarters are located at 5505 Blue Lagoon Drive, Miami, Florida 33126. Our telephone number is (305) 378-3000. Our website is accessible through www.burgerking.com or www.bk.com. Information on, or accessible through, this website is not a part of, and is not incorporated into, this prospectus.

RISK FACTORS

Investing in our common stock involves risks. You are urged to read and consider the risk factors relating to an investment in our company as described in Item 1A of our Annual Report on Form 10-K for the fiscal year ended June 30, 2007 filed with the SEC on September 7, 2007, our Quarterly Report on Form 10-Q for the three months ended September 30, 2007 filed with the SEC on November 5, 2007, and Quarterly Reports on Form 10-Q that we subsequently file with the SEC, all of which are incorporated by reference into this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also affect our business operations. A prospectus supplement may also contain an additional discussion of risks applicable to an investment in our company.

SPECIAL NOTE REGARDING
FORWARD-LOOKING STATEMENTS

In addition to current and historical information, this prospectus and the documents incorporated by reference into this prospectus contain and incorporate by reference forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to our future operations, prospects, potential products, services, developments and business strategies. These statements can, in some cases, be identified by the use of terms such as “may”, “will”, “should”, “could”, “would”, “intend”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “project”, “potential”, or “continue” or the negative of such terms or other comparable terminology. These forward-looking statements are only predictions based on our current expectations and projections about future events. Forward-looking statements contained in this prospectus and the documents incorporated by reference include, but are not limited to, the following: statements regarding our ability to achieve and/or exceed our key financial guidance for fiscal 2008; our intent to focus on U.S. sales growth and profitability and expand our international network; our beliefs and expectations regarding system-wide average restaurant sales; our beliefs and expectations regarding franchise restaurants, including their growth potential and our expectations regarding franchisee distress; our expectations regarding opportunities to enhance restaurant profitability and margin improvement; our intention to continue to employ innovative and creative marketing strategies, including the launching of new and limited time offer products; our expectations regarding present and future revenue streams generated through licensed merchandise and grocery snack products; our exploration of initiatives to reduce the initial investment expense, time and uncertainty of new builds; our intention to focus on company restaurant remodels and rebuilds; our estimates regarding our liquidity, capital expenditures and sources of both, and our ability to fund future operations, obligations and strategic initiatives; our expectations regarding restaurant openings/closures and increasing net restaurant count; our beliefs regarding sales performance in the United Kingdom; our estimates regarding the fulfillment of certain volume purchase commitments; our beliefs regarding the effects of the realignment of our European and Asian businesses; our beliefs regarding the Fair and Accurate Credit Transactions Act lawsuit; our expectations regarding the impact of accounting pronouncements; our intention to renew hedging contracts; and our continued efforts to leverage our global purchasing power.

Important factors could cause our actual results, level of activity, performance or achievements to differ materially from those expressed or implied by these forward looking statements. These factors include those risk factors set forth in filings with the SEC, including our annual and quarterly reports, and the following:

•	Our ability to compete domestically and internationally in an intensely competitive industry;

•	Our ability to successfully implement our international growth strategy;

•	Risks related to our international operations;

•	Our continued relationship with, and the success of, our franchisees;

•	Our continued ability, and the ability of our franchisees, to obtain suitable locations and financing for new restaurant development;

•	Increases in our operating costs, including the food and paper products, energy costs and labor costs;

•	Risks related to our business in the United Kingdom, which may continue to experience operating losses, restaurant closures and franchisee financial distress;

•	Risks relating to the loss of any of our major distributors, particularly in those international markets where we have a single distributor, and interruptions in the supply of necessary products to us;

•	Changes in consumer preferences and consumer discretionary spending;

•	The effectiveness of our marketing and advertising programs and franchisee support of these programs;

•	Risks relating to franchisee financial distress which could result in, among other things, restaurant closures, delayed or reduced payments to us of royalties and rents and increased exposure to third parties;

•	Risks related to the renewal of franchise agreements by our U.S. franchisees;

•	Changes in consumer perceptions of dietary health and food safety and negative publicity relating to our products;

•	Our ability to retain or replace executive officers and key members of management with qualified personnel;

•	Our inability to realize our expected tax benefits from the realignment of our European and Asian businesses;

•	Our ability to utilize foreign tax credits to offset our U.S. income taxes due to continuing or increasing losses in the U.K. and other factors, and risks related to the impact of changes in statutory tax rates in foreign jurisdictions on our deferred taxes;

•	Fluctuations in international currency exchange and interest rates;

•	Changes in demographic patterns of current restaurant locations;

•	Our ability to adequately protect our intellectual property;

•	Our ability to successfully estimate the effect on our company of adopting certain accounting pronouncements;

•	Adverse legal judgments, settlements or pressure tactics; and

•	Adverse legislation or regulation.

These risks are not exhaustive and may not include factors which could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We do not undertake any responsibility to update any of these forward-looking statements to conform our prior statements to actual results or revised expectations.

USE OF PROCEEDS

The proceeds from the sale of the common stock offered pursuant to this prospectus are solely for the account of the selling stockholders. We will not receive any proceeds from these sales. See “Selling Stockholders”.

SELLING STOCKHOLDERS

The selling stockholders are private equity funds controlled by the Sponsors. In the aggregate, the selling stockholders own approximately 58% of our outstanding common stock, and each of the Sponsors controls private equity funds owning in the aggregate more than 5% of our outstanding common stock. A total of 26,450,000 shares of our common stock are covered for possible sale by the selling stockholders using this prospectus. The table below sets forth information with respect to the selling stockholders, including the names of the selling stockholders, the number of shares beneficially owned by each selling stockholder as of the date of this prospectus, and the maximum number of shares that may be offered for sale by such selling stockholder pursuant to this prospectus.

We have prepared the table based on information given to us by, or on behalf of, the selling stockholders, before the date of this prospectus. Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC, and generally include voting or investment power over the shares. The information does not necessarily indicate beneficial ownership for any other purpose. Information about the selling stockholders may change from time to time. Any changed information given to us by the selling stockholders will be set forth in prospectus supplements or amendments to this prospectus if and when necessary.

Our registration of the shares covered by this prospectus does not necessarily mean that any of the selling stockholders will sell all or any portion of the shares of common stock covered by this prospectus. The selling stockholders may offer and sell all or a portion of their respective shares from time to time, but are under no obligation to offer or sell any of the shares. Because the selling stockholders may sell, transfer or otherwise dispose of all, some or none of the shares of our common stock covered by this prospectus, we cannot determine the number of such shares that will be sold, transferred or otherwise disposed of by the selling stockholders, or the amount or percentage of shares of our common stock that will be held by the selling stockholders upon termination of any particular offering. See “Plan of Distribution.” For purposes of the table below, we assume that the selling stockholders will sell all their shares of common stock covered by this prospectus.

	Prior to the Offering			After the Offering
				(assuming all shares being offered
				hereby are sold)

	Common Stock, par value
	$.01 per share

			Number
			of Shares
			being
Name and Address of	Number of	Percentage of	registered	Number of	Percentage of
Selling Stockholder	Shares	Class	for resale	Shares	Class

Investment funds affiliated with Bain Capital Investors, LLC(a)	25,274,221	18.7%	8,464,000	16,810,221	12.4%
c/o Bain Capital Partners 111 Huntington Avenue Boston, MA 02199

The Goldman Sachs Group, Inc.(b)(c)(d)	25,293,763	18.7%	8,464,000	16,829,763	12.4%
85 Broad Street
New York, NY 10004

TPG BK Holdco LLC(e)	28,433,497	21.0%	9,522,000	18,911,497	14.0%
c/o TPG Capital, L.P.
301 Commerce Street
Suite 3300 Fort Worth, Texas 76102

(a)	The shares included in the table consist of: (i) 19,573,261 shares of common stock owned by Bain Capital Integral Investors, LLC, whose administrative member is Bain Capital Investors, LLC (“BCI”); (ii) 5,594,182 shares of common stock owned by Bain Capital VII Coinvestment Fund, LLC, whose sole member is Bain Capital VII Coinvestment Fund, L.P., whose general partner is Bain Capital Partners VII, L.P., whose general partner is BCI and (iii) 106,778 shares of common stock owned by BCIP TCV, LLC, whose administrative member is BCI. Certain partners and other employees of Bain Capital entities may make a contribution of shares of common stock to one or more charities prior to this offering. In such case, a recipient charity, if it chooses to participate in the offering, will be the selling stockholder with respect to the donated shares.

(b)	The Goldman Sachs Group, Inc., and certain affiliates, including, Goldman, Sachs & Co., may be deemed to directly or indirectly own the shares of common stock which are owned directly or indirectly by investment partnerships, which we refer to as the Goldman Sachs Funds, of which affiliates of The Goldman Sachs Group, Inc. and Goldman Sachs & Co. are the general partner, managing limited partner or the managing partner. Goldman, Sachs & Co. is the investment manager for certain of the Goldman Sachs Funds. Goldman, Sachs & Co. is a direct and indirect, wholly owned subsidiary of The Goldman Sachs Group, Inc. The Goldman Sachs Group, Inc., Goldman, Sachs & Co. and the Goldman Sachs Funds share voting and investment power with certain of their respective affiliates. Shares beneficially owned by the Goldman Sachs Funds consist of: (i) 13,205,404 shares of common stock owned by GS Capital Partners 2000, L.P.; (ii) 4,798,340 shares of common stock owned by GS Capital Partners 2000 Offshore, L.P.; (iii) 551,956 shares of common stock owned by GS Capital Partners 2000 GmbH & Co. Beteiligungs KG; (iv) 4,193,173 shares of common stock owned by GS Capital Partners 2000 Employee Fund, L.P.; (v) 194,258 shares of common stock owned by Bridge Street Special Opportunities Fund 2000, L.P.; (vi) 388,516 shares of common stock owned by Stone Street Fund 2000, L.P.; (vii) 647,526 shares of common stock owned by Goldman Sachs Direct Investment Fund 2000, L.P.; (viii) 750,834 shares of common stock owned by GS Private Equity Partners 2000, L.P.; (ix) 258,091 shares of common stock owned by GS Private Equity Partners 2000 Offshore Holdings, L.P.; and (x) 286,127 shares of common stock owned by GS Private Equity Partners 2000-Direct Investment Fund, L.P.

(c)	Goldman, Sachs & Co. beneficially owns directly and The Goldman Sachs Group, Inc. may be deemed to beneficially own indirectly 10,000 shares of common stock. Goldman, Sachs & Co. and The Goldman Sachs Group, Inc. may each be deemed to beneficially own indirectly, in the aggregate, 25,274,225 common stock through certain limited partnerships described in footnote (b), of which affiliates of Goldman, Sachs & Co. and The Goldman Sachs Group, Inc. are the general partner, managing general partner, managing partner, managing member or member. Goldman, Sachs & Co. is a direct and indirect wholly-owned subsidiary of The Goldman Sachs Group, Inc. Goldman, Sachs & Co. is the investment manager of certain of the limited partnerships.

(d)	The Goldman Sachs Group, Inc. may be deemed to beneficially own 9,538 shares of common stock pursuant to the 2006 Omnibus Incentive Plan (the “2006 Plan”), consisting of 4,769 deferred shares granted to each of Sanjeev K. Mehra and Adrian M. Jones, each a managing director of Goldman, Sachs & Co., in their capacity as directors of the Company. Each of Sanjeev K. Mehra and Adrian M. Jones has an understanding with The Goldman Sachs Group, Inc. pursuant to which he holds such deferred shares for the benefit of The Goldman Sachs Group, Inc. Each grant of 4,769 deferred shares is fully vested. The deferred shares will be settled upon termination of board service. Each of Goldman, Sachs & Co. and The Goldman Sachs Group, Inc. disclaims beneficial ownership of the deferred shares of common stock except to the extent of its pecuniary interest therein.

(e)	The shares included in the table are directly held by TPG BK Holdco LLC. TPG Advisors III, Inc., a Delaware corporation (“Advisors III”), is the general partner of TPG GenPar III, L.P., a Delaware limited partnership, which in turn is the sole general partner of TPG Partners III, L.P., a Delaware limited partnership which in turn is the managing member of TPG BK Holdco LLC. David Bonderman and James Coulter are the sole shareholders and directors of Advisors III, and therefore, David Bonderman, James Coulter and Advisors III may each be deemed to beneficially own the shares directly held by TPG BK Holdco LLC.

Certain relationships

In connection with our acquisition of Burger King Corporation or BKC, we entered into a management agreement, dated December 13, 2002, with the Sponsors and the selling stockholders, pursuant to which we agreed to pay the Sponsors a quarterly management fee not to exceed 0.5% of the prior quarter’s total revenues. For each of fiscal 2005 and 2006, we paid approximately $9 million each year in quarterly management fees, which were paid as compensation to the Sponsors for monitoring our business through board of director participation, executive team recruitment, interim senior management services that were provided from time-to-time and other services consistent with arrangements with private equity funds. In connection with our initial public offering in May 2006, we paid a one-time management agreement termination fee of $30 million which was split equally among the three Sponsors.

On February 21, 2006, we paid a special cash dividend in the aggregate amount of $367 million, or $3.42 per share, to holders of record of our common stock on February 9, 2006. Of the total amount paid, the private equity funds controlled by TPG Capital, Bain Capital Partners and the Goldman Sachs Fund received approximately $129 million, $115 million and $115 million, respectively.

In order to finance, in part, our acquisition of BKC, we issued $212.5 million in payment-in-kind, or PIK, notes to the selling stockholders on December 13, 2002. The PIK notes accreted interest at a rate of 9% per annum. Our interest expense on the PIK notes totaled $23 million in fiscal 2005. On July 13, 2005, we repaid the PIK notes in full, including accreted interest, as part of the refinancing of our indebtedness.

Prior to becoming a public company, we reimbursed the Sponsors for certain travel-related expenses of their employees in connection with meetings of our board of directors and other meetings related to the management and monitoring of our business by the Sponsors. During fiscal 2005 and 2006, we paid approximately $496,000 and $214,000, respectively, in total expense reimbursements to the Sponsors. During fiscal 2007, we reimbursed the Sponsors for certain travel-related expenses of their employees who are members of our Board in connection with meetings of the Board of Directors in amounts that are consistent with amounts reimbursed to the non-Sponsor directors. In addition, during fiscal 2006, we paid on behalf of the Sponsors approximately $500,000 in legal fees and expenses to Cleary Gottlieb Steen & Hamilton LLP that were incurred by the Sponsors in connection with their management of us and arrangements between us and the Sponsors.

Under the terms of a shareholders’ agreement among the Company, BKC and the selling stockholders, we paid on behalf of the selling stockholders approximately $90,000 in legal fees in connection with our initial public offering. We also paid approximately $870,000 of expenses on behalf of the selling stockholders in connection with a secondary offering in February 2007, including registration and filing fees, printing fees, accountants’ and attorney’s fees and “road-show” expenses. See “Plan of Distribution” for more information about the shareholders’ agreement.

The shareholders’ agreement also provides for (i) the right of each Sponsor to appoint two members to our Board, (ii) the right for each Sponsor, with respect to each committee of the Board other than the Audit Committee, to have at least one Sponsor director on each committee, for Sponsor directors to constitute a majority of the membership of each committee and for the chairman of the committees to be a Sponsor director, (iii) drag-along and tag-along rights and transfer restrictions, (iv) shelf, demand and piggyback registration rights and (v) the payment of expenses and the grant of certain indemnities relating to those registration rights. A Sponsor’s right to appoint directors will be reduced to one director if the stock ownership of the private equity funds controlled by that Sponsor drops to less than 10% of our outstanding common stock, and will be eliminated if the stock ownership of the private equity funds controlled by that Sponsor drops to less than 2% of our outstanding common stock. The right to appoint directors to board committees terminates if the private equity funds controlled by the Sponsors no longer collectively beneficially own 30% or more of our outstanding common stock. Six of our current directors, Messrs. Balson, Bonderman, Boyce, Jones, Mehra and Pagliuca, were appointed pursuant to the shareholders’ agreement.

Goldman, Sachs & Co., an affiliate of the Goldman Sachs Funds, participated as one of the joint book-running managers of our initial public offering in May 2006 and the secondary offering by the selling stockholders in February 2007.

A “change in control” of the Company is an event of default under the credit agreement for our senior secured debt. One of the events that will trigger a change in control of the Company under the credit agreement is (i) the acquisition by any person or group (within the meaning of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the SEC rules promulgated thereunder), other than the Sponsors, the selling stockholders or any other affiliates of the Sponsors (other than the Company and its subsidiaries), of more than 25% of either the aggregate ordinary voting power or the aggregate equity value of the Company, if (ii) the Sponsors, the selling stockholders and any other affiliates of the Sponsors collectively own a lesser percentage of either the aggregate ordinary voting power or the aggregate equity value of the Company than such person or group.

PLAN OF DISTRIBUTION

We are registering 26,450,000 shares of our common stock pursuant to this Registration Statement on Form S-3, or the “Registration Statement”, which includes this prospectus and any prospectus supplement, if necessary, to permit the resale of these shares of common stock by the selling stockholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale of our common stock by the selling stockholders.

The selling stockholders and their pledgees, assignees, donees or other successors-in-interest may sell shares of our common stock from time to time as market conditions permit, on the New York Stock Exchange, any other exchange or automated interdealer quotation system on which the shares may be listed, in the over-the-counter market, or in private transactions, directly or through one or more underwriters, broker-dealers or agents, at fixed prices, prevailing market prices or varying prices related to such prevailing market prices at the time of sale, or at negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	Purchases by underwriters, brokers, dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom they may act as agent;

•	Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	One or more block trades in which a broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction or, in crosses, in which the same broker acts as agent on both sides;

•	Purchases by a broker-dealer (including a specialist or market maker) as principal and resale by such broker-dealer for its account;

•	Privately negotiated transactions without a broker-dealer;

•	An exchange transaction in accordance with the rules of any stock exchange on which the shares are listed;

•	Short sales made after the date of this prospectus or transactions to cover short sales made after the date of this prospectus relating to the shares;

•	Through the writing of options on the securities whether or not the options are listed on an options exchange, or by entering into swaps or other derivatives;

•	The pledge of shares as security for any loan or obligation, including pledges to brokers or dealers who may from time to time effect distributions of the shares or other interests in the shares;

•	Distributions of the shares to creditors, partners, members or stockholders by the selling stockholders;

•	Sales in other ways not involving market makers or established trading markets, including direct sales to institutions or individual purchasers; and

•	Any combination of the foregoing, or by any other method permitted by applicable law.

The selling stockholders may enter into sale, forward sale and derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those sale, forward sale or derivative transactions, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions and by issuing securities that are not covered by this prospectus but are exchangeable for or represent beneficial interests in the shares. The third parties may use shares received under those sale, forward sale, or derivative arrangements or shares pledged by the selling stockholders or borrowed from the selling stockholders or others to settle such third party sales or to close out any related open borrowings of shares. The third parties may deliver this prospectus in connection with any such transactions. Any third party in such sale transactions may be an underwriter and, if required, will be identified in the applicable prospectus supplement (or a post-effective amendment to the registration statement of which this prospectus forms a part).

The selling stockholders may enter into hedging transactions with broker-dealers in connection with the distribution of shares or otherwise. In those transactions, broker-dealers may engage in short sales of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell shares short and redeliver shares to close out such short positions. We have advised the selling stockholders that they may not use shares registered under this Registration Statement to cover short sales of common stock made prior to the date on which the Registration Statement became effective. The selling stockholders also may enter into option or other transactions with broker-dealers that require the delivery to such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus. The selling stockholders also may loan, pledge or grant a security interest in some or all of the shares, and the borrower or pledgee may sell or otherwise transfer the shares so loaned, pledged or secured pursuant to this prospectus. From time to time, the selling stockholders may also transfer or donate their shares and each transferee, or donee, will be deemed to be a selling stockholder for purposes of this prospectus. Any pledge, secured party, transferee or donee that a selling stockholder intends to offer or sell shares to through this prospectus will be named in a prospectus supplement, if required.

In addition, the selling stockholders may elect to sell all or a portion of their shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, as amended, or “Securities Act”, or any other available exemption from required registration under the Securities Act, provided that they meet the criteria and conform to the requirements of such exemptions rather than pursuant to this prospectus.

Underwriters, broker-dealers, or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders. Underwriters, broker-dealers or agents may also receive compensation from the purchasers of shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular underwriter, broker-dealer or agent may be in excess of customary commissions and will be in amounts to be negotiated in connection with transactions involving shares. Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales.

At the time a particular offer of shares is made by one or more of the selling stockholders, a prospectus supplement, if required, will be distributed to set forth the terms of the specific offering of the shares, including:

•	the name of the selling stockholders;

•	the names of participating broker-dealer(s);

•	the aggregate number of shares offered;

•	the price at which such shares are being sold;

•	the proceeds to the selling stockholders from the sale of such shares;

•	the specific plan of distribution for such shares;

•	the names of the underwriters or agents, if any;

•	any underwriting discounts, agency fees, or other compensation to underwriters or agents;

•	any discounts or concessions allowed or paid to dealers; and

•	any other facts material to the transaction.

The selling stockholders and any underwriter, broker-dealer or agent that is involved in selling the shares may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales. In such event, any profits realized or commissions received by such underwriter, broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The selling stockholders may sell the shares covered by this prospectus from time to time, and may also decide not to sell all or any of the shares they are allowed to sell under this prospectus. The selling stockholders will act independently of us in making decisions regarding the timing, manner and size of each sale. There can be no assurance that all or any of the shares will be offered by the selling stockholders. We know of no existing arrangements between any selling stockholders and any broker, dealer, finder, underwriter or agent relating to the sale or distribution of the shares.

The shares covered by this prospectus are being registered pursuant to the provisions of a shareholders’ agreement between us and the selling stockholders. Under the terms of the shareholders’ agreement, we will pay all expenses of the registration of the shares of common stock, including SEC filing fees, printing fees, all applicable rating agency fees, all reasonable fees and disbursements of one law firm selected by the Sponsors, and expenses of any special experts retained by us, and all expenses related to any “road show” for an underwritten offering, except that the selling stockholders will pay all discounts and selling commissions, if any. Our expenses for the registration of the shares of common stock are estimated to be $121,876.

The shareholders’ agreement includes customary indemnification provisions in favor of all shareholders or transferees that are party to the shareholders’ agreement, the related parties and the controlling persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act of such shareholders against liabilities under the Securities Act incurred in connection with the registration of any of our debt or equity securities. We agreed to reimburse these persons for any legal or other expenses incurred in connection with investigating or defending any such liability, action or proceeding, except that we will not be required to indemnify any of these persons or reimburse related legal or other expenses if such loss or expense arises out of or is based on any untrue statement or omission made in reliance upon and in conformity with written information provided by these persons. If, for any reason, such indemnification is unavailable to an indemnified party or insufficient in respect of any covered losses, we have agreed to contribute to the amount paid or payable by such indemnified party as a result of such losses in such proportion as is appropriate to reflect our relative fault as well as any other relevant equitable considerations.

The selling stockholders, and any other person participating in the distribution of the shares registered pursuant to the registration statement, will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act. Regulation M may limit the timing of purchases and sales of any of the shares by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the shares. All of the foregoing may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

In connection with an underwritten offering of shares under this prospectus, the underwriters may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the shares offered under this prospectus. As a result, the price of the shares may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an automated quotation system or in the over-the-counter market or otherwise.

Agents and underwriters may be entitled under agreements entered into with us or the selling stockholders to indemnification against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, may engage in transactions with, or perform services for, us and the selling stockholders in the ordinary course of business.

Once sold under this Registration Statement, the shares will be freely tradeable in the hands of persons other than our affiliates.

LEGAL MATTERS

Certain legal matters with respect to the validity of the shares will be passed upon for us by Holland & Knight, LLP, Miami, Florida.

EXPERTS

The consolidated financial statements of Burger King Holdings, Inc and subsidiaries as of June 30, 2007 and 2006, and for each of the years in the three-year period ended June 30, 2007, and management’s assessment of the effectiveness of internal control over financial reporting as of June 30, 2007 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report of KPMG LLP covering the June 30, 2007 consolidated financial statements refers to changes in the accounting for defined benefit pension and other postretirement plans and a change in method of accounting for share-based payments in fiscal 2007.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file current, quarterly and annual reports, proxy statements and other information required by the Exchange Act with the SEC. You may read and copy any of these filed documents at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s Internet site at http://www.sec.gov.

Our website is http://www.bk.com (it is not intended to be an active hyperlink in this prospectus). We make available free of charge on our website our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, amendments to such reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, proxy statements and other information as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained on, connected to or that can be accessed via our website is not part of this prospectus.

We have filed with the SEC a Registration Statement on Form S-3 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus, which constitutes a part of that Registration Statement, does not include all the information contained in that Registration Statement and its exhibits. For further information with respect to us and our common stock, you should consult the Registration Statement and its exhibits.

INCORPORATION OF CERTAIN DOCUMENTS
BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to documents containing that information. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents filed by us with the SEC and any future filings we will make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is complete or terminated:

(i)	Annual Report on Form 10-K for the fiscal year ended June 30, 2007 filed with the SEC on September 7, 2007;

(ii)	Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2007 filed with the SEC on November 5, 2007;

(iii)	Current Reports on Form 8-K filed with the SEC on September 18, 2007 and October 26, 2007; and

(iv)	The description of our common stock contained in the registration statement on Form 8-A filed pursuant to Section 12 of the Exchange Act on May 9, 2006, including any amendments or reports filed for the purpose of updating such description.

We will provide to you without charge a copy of all documents incorporated by reference into this prospectus, including any exhibits to such documents that are specifically incorporated by reference in those documents. You may request copies by writing or telephoning us at our Investor Relations Department, Burger King Holdings, Inc., 5505 Blue Lagoon Drive, Miami, Florida 33126, telephone number (305) 378-3000.

Statements contained in this prospectus concerning the provisions of any documents are necessary summaries of those documents, and each statement is qualified in its entirety by reference to the copy of the document filed with the SEC. The Registration Statement and any of its amendments, including exhibits filed as a part of this Registration Statement or an amendment to the Registration Statement, are available for inspection and copying as described above.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The following table sets forth all expenses in connection with the issuance and distribution of the securities being registered. All amounts shown are estimated, except the SEC registration fee.

SEC registration fee	$21,876
Accounting fees	35,000
Legal fees and expenses	35,000
Printing expenses	25,000
Miscellaneous	5,000

Total	$121,876

Item 15.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The registrant’s certificate of incorporation and bylaws provide for indemnification by the registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law. The registrant has entered into employment agreements with certain of its executive officers that provide for indemnification by the registrant of such executive officers to the fullest extent permitted by its certificate of incorporation (including payment of expenses in advance of final disposition of a proceeding).

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The registrant’s certificate of incorporation and bylaws provide for such limitation of liability to the fullest extent permitted by the Delaware General Corporation Law.

The registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors or officers of the registrant, and (b) to the registrant with respect to payments which may be made by the registrant to such officers and directors pursuant to any indemnification provision contained in the registrant’s certificate of incorporation or otherwise as a matter of law. The registrant’s certificate of incorporation and bylaws provide that the registrant may maintain insurance, at its expense, to protect itself and its officers, directors, employees and agents against any expense, liability or loss, whether or not the registrant would have the power to indemnify such persons under the Delaware General Corporation Law. Pursuant to the executive employment agreements referred to above, the registrant has agreed to provide certain executive officers with directors and officers insurance coverage both during and, with regard to matters occurring during their employment, after the termination of their employment.

Item 16.  Exhibits.

Exhibit
Number		Description

1.1		Form of Underwriting Agreement (to be filed by amendment or by a current report on Form 8-K).

4.1		Form of Certificate of Common Stock (Filed as Exhibit 4.1 to the Company’s Registration Statement on Form S-1, File No. 333-131897).

5	.1*	Opinion of Holland & Knight, LLP as to the validity of the securities being registered.

10.1		Form of Amended and Restated Shareholders’ Agreement by and among Burger King Holdings, Inc., Burger King Corporation, TPG BK Holdco LLC, GS Capital Partners 2000 L.P., GS Capital Partners 2000 Offshore, L.P., GS Capital Partners 2000 GmbH & Co. Beteligungs KG, GS Capital Partners 2000 Employee Fund, L.P., Bridget Street Special Opportunities Fund 2000, L.P., Stone Street Fund 2000, L.P., Goldman Sachs Direct Investment Fund 2000, L.P., GS Private Equity Partners 2000, L.P., GS Private Equity Partners 2000 Offshore Holdings, L.P., GS Private Equity Partners 2000-Direct Investment Fund, L.P., Bain Capital Integral Investors, LLC, Bain Capital VII Coinvestment Fund, LLC and BCIP TCV LLC (Filed as Exhibit 10.2 to the Company’s Registration Statement on Form S-1, File No. 333-131897).

23	.1*	Consent of KPMG LLP, independent registered public accounting firm.

23	.2*	Consent of Holland & Knight, LLP (included in Exhibit 5.1).

24	.1*	Power of Attorney (included on Signature Page).

*	Filed herewith.

Item 17.  Undertakings.

The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(i), (a)(ii) and (a)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this Registration Statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(e) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(f) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on November 5, 2007.

BURGER KING HOLDINGS, INC.

By:	/s/ JOHN W. CHIDSEY
Name:     John W. Chidsey

Title:	Chief Executive Officer and Director

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John W. Chidsey and Ben K. Wells, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John W. Chidsey John W. Chidsey	Chief Executive Officer and Director (principal executive officer)	November 5, 2007

/s/ Ben K. Wells Ben K. Wells	Chief Financial Officer (principal financial officer)	November 5, 2007

/s/ Christopher M. Anderson Christopher M. Anderson	Senior Vice President & Controller (principal accounting officer)	November 5, 2007

/s/ Brian T. Swette Brian T. Swette	Non-Executive Chairman	November 5, 2007

David Bonderman	Director

/s/ Richard W. Boyce Richard W. Boyce	Director	November 5, 2007

/s/ David A. Brandon David A. Brandon	Director	November 5, 2007

/s/ Ronald M. Dykes Ronald M. Dykes	Director	November 5, 2007

/s/ Peter R. Formanek Peter R. Formanek	Director	November 5, 2007

Signature	Title	Date

/s/ Manny Garcia Manny Garcia	Director	November 5, 2007

/s/ Adrian Jones Adrian Jones	Director	November 5, 2007

/s/ Sanjeev K. Mehra Sanjeev K. Mehra	Director	November 5, 2007

/s/ Stephen G. Pagliuca Stephen G. Pagliuca	Director	November 5, 2007

/s/ Kneeland C. Youngblood Kneeland C. Youngblood	Director	November 5, 2007

Exhibit Index

Exhibit
Number		Description

1.1		Underwriting Agreement (to be filed by amendment or by current report on Form 8-K).

4.2		Form of Certificate of Common Stock (Filed as Exhibit 4.1 to the Company’s Registration Statement on Form S-1, File No. 333-131897).

5	.1*	Opinion of Holland & Knight, LLP as to the validity of the securities being registered.

10.1		Form of Amended and Restated Shareholders’ Agreement by and among Burger King Holdings, Inc., Burger King Corporation, TPG BK Holdco LLC, GS Capital Partners 2000 L.P., GS Capital Partners 2000 Offshore, L.P., GS Capital Partners 2000 GmbH & Co. Beteligungs KG, GS Capital Partners 2000 Employee Fund, L.P., Bridget Street Special Opportunities Fund 2000, L.P., Stone Street Fund 2000, L.P., Goldman Sachs Direct Investment Fund 2000, L.P., GS Private Equity Partners 2000, L.P., GS Private Equity Partners 2000 Offshore Holdings, L.P., GS Private Equity Partners 2000-Direct Investment Fund, L.P., Bain Capital Integral Investors, LLC, Bain Capital VII Coinvestment Fund, LLC and BCIP TCV LLC (Filed as Exhibit 10.2 to the Company’s Registration Statement on Form S-1, File No. 333-131897).

23	.1*	Consent of KPMG LLP, independent registered public accounting firm.

23	.2*	Consent of Holland & Knight, LLP (included in Exhibit 5.1).

24	.1*	Power of Attorney (included on Signature Page).

*	Filed herewith